EXHIBIT 99

For Immediate Release

Thursday, July 13, 2006

Contact:     David G. Ratz, Executive Vice President
(740) 286-3283

Oak Hill Financial Reports 2nd Quarter Results

Jackson, Ohio -- Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) today reported net earnings for the three months ended June 30, 2006 of $2,994,000, or $0.54 per diluted share. The second quarter 2006 earnings compare to the $601,000, or $0.10 per diluted share, in net earnings that the company recorded for the quarter ended June 30, 2005.

For the six months ended June 30, 2006, Oak Hill Financial recorded net earnings of $6,488,000, or $1.16 per diluted share, as compared to the $3,861,000, or $0.66 per diluted share, in net earnings for the first six months of 2005.

The net earnings for the second quarter and first six months of 2005 include a $181,000 gain on the sale of a former branch facility and non-recurring tax savings of $261,000 and $522,000, respectively, resulting from a one-time tax savings of $1.0 million for the full year 2005. Also, the prior year’s earnings include $136,000 and $453,000 of merger-related charges for the three and six months ended June 30, 2005, respectively, resulting primarily from the company’s acquisition of Lawrence Financial Holdings, Inc. on April 1, 2005. Including the non-recurring items, the company’s net income was $402,000, or $0.07 per diluted share, for the second quarter of 2005 and $3,698,000, or $0.64 per diluted share, for the first half of 2005.

The company’s total assets ended the second quarter of 2006 at $1.26 billion, as compared to the $1.21 billion in total assets recorded at June 30, 2005. Net loans at June 30, 2006 were $1.02 billion, as compared to the $997.9 million in loans on the books at June 30, 2005.

Reviewing Oak Hill Financial’s second quarter results, President and CEO R. E. Coffman, Jr. said, “Through the efforts of our special assets and credit administration team, we were able to reduce our nonperforming loans by $5.7 million during the quarter, which resulted in a decrease in the nonperforming loans ratio from 2.35% at March 31 to 1.79% at June 30. The bulk of the improvement was accomplished through the sales of two large nonperforming credits at quarter end. Although charge-offs increased as a result of the sales, we are very pleased with the value we received for these loans.”

Coffman continued, “While we had a moderate increase in loan volume during the quarter, this was offset by the sale of the nonperforming loans. Loan demand in our market areas remained below average, and we continued to experience pressure on loan yields and deposit costs due to aggressive competitive pricing. On the plus side, we had a strong increase in non-interest income, and overhead expenses were essentially unchanged.”

Addressing the outlook for Oak Hill Financial, Coffman said, “We continue to work diligently on reducing our nonperforming loans, and we are optimistic about further improvement in this area. Conversely, given the flat yield curve, pressure on the net interest margin is expected to continue. However, we are encouraged by the fact that the margin in our bank subsidiary actually improved in May and June. To support the margin, we are revamping the pricing process for loans and deposits, including the use of more sophisticated pricing models. We are also restructuring several of our deposit offerings to enhance the return on these products. In the near term, we expect loan demand to remain soft and price competition to be intense. In combination with anticipated loan payoffs, these factors will limit opportunities for loan growth for the remainder of this year. Regardless, our focus remains on margin management and improving credit quality. However, we see opportunities for continued growth in non-interest income, and we expect operating expenses to remain in check.”

Key Issue Review and Outlook

Net Interest Margin - Net interest margin for the second quarter was 3.34%, as compared to the 3.61% posted in the second quarter of 2005 and the 3.48% recorded for the first quarter of 2006. The flat yield curve continues to hold asset yields down, while liability costs have continued to increase, although the latter began to level off as the quarter progressed. The net interest margin was also affected by aggressive loan and deposit pricing in the company’s market areas and the level of nonperforming loans.

Operating Expenses - Non-interest expenses from continuing operations were 2.64% of average assets for the second quarter of 2006, which compares to 2.67% for the second quarter of 2005 and 2.70% for the first quarter of 2006. On a linked-quarter basis, operating expenses increased only $18,000. During the second quarter, compensation and benefits expense decreased, while credit and collections costs and various other operating expenses increased. The company’s efficiency ratio from operations for the second quarter of 2006 was 59.8%, as compared to 59.0% in the prior year’s quarter and 60.1% in the first quarter of 2006.

Non-Interest Income - Non-interest income from operations, including gain on sale of loans, was $3.5 million in the second quarter, an increase of 24.2% over the second quarter of 2005 and 6.7% over the first quarter of 2006. The linked-quarter growth resulted from increases in gain on sale of loans, deposit service charges, insurance and investment services commission, and other non-interest income. Offsetting the linked quarter increase was a loss on sale of investments and increased impairment of mortgage servicing rights, which the company accounts for as a reduction in other non-interest income.

Asset Quality - At the end of the second quarter, the nonperforming loans/total loans and nonperforming assets/total assets ratios were 1.79% and 1.55%, respectively, a decrease from the 2.35% and 2.01%, respectively, recorded at March 31, 2006. The improvement reflects a $5.7 million reduction in nonperforming loans during the quarter, and a $5.5 million decrease in total nonperforming assets. The reductions were primarily the result of the sales of three nonperforming loans of $2.1 million, $2.0 million, and $0.5 million, and an OREO property of $0.5 million. Going forward, the company intends to pursue additional sales of nonperforming loans and assets.

The company’s net charge-offs (non-annualized) were 0.11% of average loans for the second quarter of 2006, as compared to 0.01% in the first quarter. Nearly 37% of the company’s net charge-offs for the second quarter were the result of the sale of the nonperforming loans. With annualized net charge-offs of 0.24% through the first six months of 2006, the company continues to expect net charge-offs for the full year 2006 to be in line with its historical range of 0.20% to 0.25%. However, the potential disposition of nonperforming loans could effect future net charge-offs.

Consistent with generally accepted accounting principles and regulatory guidelines, the company uses various formulas to determine its allowance for loan losses (ALL). The methodology takes into consideration not only charge-offs but also the rated quality of the company’s loans based on loan review grades and the types and amounts of loans comprising the portfolio, while allowing some discretion by management to make adjustments based on near-term economic conditions. Management’s ongoing analysis of the above factors indicated that an ALL/total loans ratio of 1.32% was appropriate at June 30, 2006.

Asset/Loan Growth - Oak Hill Financial’s total assets increased at a 5.3% annual rate during the second quarter, while net loans increased at an annualized 2.6%. The moderate linked-quarter growth was the result of the nonperforming loan sales and below-average loan demand in the company’s market areas. In addition, management continues to maintain tighter underwriting standards and a conservative approach to loan pricing.

Total deposits decreased on a linked-quarter basis at an annualized 1.1% as growth in checking and money market deposit accounts was offset by a decline in non-core time deposits as the company allowed maturing brokered deposits to run off without replacement.

Stock Buyback - On February 21, 2006, the company announced that its board of directors authorized the repurchase of 278,000 shares, or approximately 5.0 percent, of its outstanding common stock. During the second quarter, 175,200 were repurchased under the program, bringing the total number of shares repurchased since February 21 to 197,600.

Expansion - During the second quarter, the company’s Oak Hill Banks affiliate converted an existing loan production office in Athens, Ohio into a Business Financial Center branch to better serve the lending, depository, and financial services needs of small and mid-size businesses and complement the bank’s existing retail branch in that market. Also, the bank established a new full-service banking office in Mt. Orab, Ohio, a growing community east of Cincinnati. Later this year and into 2007, the company expects to pursue additional expansion opportunities in suburban Columbus and the Cincinnati-Dayton region.

Estimates - Management has revised its estimate of earnings per share for the full-year 2006 to a range of $2.25 to $2.40.

Oak Hill Financial is a financial holding company headquartered in Jackson, Ohio. Its subsidiary, Oak Hill Banks, operates 36 full-service banking offices and one bank loan production office in 15 counties across southern and central Ohio. A second subsidiary, Oak Hill Financial Insurance Agency, provides group health plans, benefits administration, and other insurance services to business and public-sector organizations throughout the same region. The company also holds 49% of Oak Hill Title Agency, LLC, which provides title services for commercial and residential real estate transactions. Additional information about Oak Hill Financial can be found on the company’s website at www.oakf.com.

Forward-Looking Statements Disclosure

This release contains certain forward-looking statements related to the future performance and condition of Oak Hill Financial, Inc. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the company’s current condition and management’s understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the company’s future results are set forth in the periodic reports and registration statements filed by the company with the Securities and Exchange Commission.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 13, 2006 Press Release

	At June 30,
(In thousands)	2006	2005

SUMMARY OF FINANCIAL CONDITION

Total assets	$1,262,771	$1,211,267
Interest-bearing deposits and federal funds sold	3,431	2,247
Investment securities	143,124	125,402
Loans receivable - net	1,023,629	997,870
Deposits	978,038	958,254
Federal Home Loan Bank advances and other borrowings	190,083	153,673
Stockholders’ equity	90,246	93,520

The Company discloses net earnings, diluted earnings per share and certain performance ratios adjusted for non-recurring items. Management believes that presenting this information is an additional measure of performance that investors can use to compare operating results between reporting periods. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States of America (“U.S. GAAP”). In accordance with Securities and Exchange Commission Regulation G, reconciliation of the Company’s U.S. GAAP information to its operating information is presented in the table below.

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except share data)	2006	2005	2006	2005

RECONCILIATION OF NON-GAAP NET EARNINGS,
DILUTED EARNINGS PER SHARE AND OTHER PERFORMANCE MEASURES

Net earnings (U.S. GAAP)	$2,994	$601	$6,488	$3,861

Non-recurring items, net of tax:
Gain on sale of branch location	–	(117)	–	(117)
Merger-related expenses	–	88	–	294
Reduction in tax expense	–	(170)	–	(340)

Net earnings from operations	$2,994	$402	$6,488	$3,698

Diluted earnings per share (U.S. GAAP)	$0.54	$0.10	$1.16	$0.66

Non-recurring items, net of tax:
Gain on sale of branch location	–	(0.02)	–	(0.02)
Merger-related expenses	–	0.02	–	0.06
Reduction in tax expense	–	(0.03)	–	(0.06)

Diluted earnings per share from operations	$0.54	$0.07	$1.16	$0.64

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 13, 2006 Press Release

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except share data)	2006	2005	2006	2005

RECONCILIATION OF NON-GAAP NET EARNINGS,
DILUTED EARNINGS PER SHARE AND OTHER PERFORMANCE MEASURES (continued)

Non-interest income (U.S. GAAP)	$3,507	$3,004	$6,794	$5,543

Non-recurring items:
Gain on sale of branch location	–	(181)	–	(181)

Non-interest income from operations	$3,507	$2,823	$6,794	$5,362

Non-interest expense (U.S. GAAP)	$8,267	$7,899	$16,516	$14,794

Non-recurring items:
Merger-related expenses	–	(136)	–	(453)
Reduction in tax expense	–	261	–	522

Non-interest expense from operations	$8,267	$8,024	$16,516	$14,863

SUMMARY OF OPERATIONS (1)(2)(3)

Interest income	$19,647	$17,090	$38,618	$32,867
Interest expense	10,127	7,104	19,407	13,195

Net interest income	9,520	9,986	19,211	19,672
Provision for losses on loans	1,073	4,709	1,273	5,459

Net interest income after provision for losses on loans	8,447	5,277	17,938	14,213
Gain on sale of loans	333	224	542	542
Commissions income	873	690	1,693	1,361
Other non-interest income	2,301	1,909	4,559	3,459
General, administrative and other expense	8,267	8,024	16,516	14,863

Earnings before federal income taxes	3,687	76	8,216	4,712
Federal income taxes (benefits)	943	(201)	2,228	1,264
Federal new markets tax credit	(250)	(125)	(500)	(250)

Net earnings from operations	$2,994	$402	$6,488	$3,698

SELECTED PERFORMANCE RATIOS FROM OPERATIONS (1)(2)(3)(5)(6)

Diluted earnings per share	$0.54	$0.07	$1.16	$0.64

Return on average assets	0.96%	0.13%	1.05%	0.65%
Return on average equity	13.01%	1.73%	14.05%	8.27%
Non-interest expense to average assets	2.64%	2.67%	2.67%	2.62%
Efficiency ratio	59.76%	59.00%	59.95%	57.04%

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 13, 2006 Press Release

	For the		At or For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except share data)	2006	2005	2006	2005

PER SHARE INFORMATION (U.S. GAAP)

Basic earnings per share (4)	$0.55	$0.10	$1.18	$0.68

Diluted earnings per share (5)	$0.54	$0.10	$1.16	$0.66

Dividends per share	$0.19	$0.17	$0.39	$0.34

Book value per share			$16.78	$16.36

OTHER STATISTICAL AND OPERATING DATA (U.S. GAAP) (6)

Return on average assets	0.96%	0.20%	1.05%	0.68%
Return on average equity	13.01%	2.59%	14.05%	8.63%
Non-interest expense to average assets	2.64%	2.63%	2.67%	2.61%
Net interest margin (fully-taxable equivalent)	3.34%	3.61%	3.41%	3.74%
Total allowance for losses on loans to non-performing loans			73.86%	75.32%
Total allowance for losses on loans to total loans			1.32%	1.32%
Non-performing loans to total loans			1.79%	1.76%
Non-performing assets to total assets			1.55%	1.53%
Net charge-offs to average loans (actual for the period)	0.11%	0.39%	0.12%	0.46%
Net charge-offs to average loans (annualized)	0.43%	1.55%	0.24%	0.92%
Equity to assets at period end			7.15%	7.72%
Efficiency ratio	59.76%	58.04%	59.95%	56.76%

(1)  Excludes $261,000 and $522,000 reduction in tax expense for the three and six months ended June 30, 2005 resulting from a tax savings of $1.0 million for 2005.
(2)   Does not include $136,000 and $453,000 of merger-related charges for the three and six months ended June 30, 2005.
(3)  Does not include a $181,000 gain on the sale of a branch location for the three and six months ended June 30, 2005.
(4)  Based on 5,457,931, 5,798,175, 5,512,408 and 5,682,908 weighted-average shares outstanding for the three and six months ended June 30, 2006 and 2005, respectively.
(5)  Based on 5,545,728, 5,922,338, 5,606,204 and 5,821,064 weighted-average shares outstanding for the three and six months ended June 30, 2006 and 2005, respectively.
(6)  Annualized where appropriate.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 13, 2006 Press Release

	At June 30,
(In thousands, except share data)	2006	2005

SUPPLEMENTAL DETAIL

BALANCE SHEET - ASSETS

Cash and cash equivalents	24,754	24,209
Trading account securities	–	–
Securities available for sale	139,516	121,772
Securities held to maturity	3,608	3,630
Other securities	7,845	7,426
Total securities	150,969	132,828
Total cash and securities	175,723	157,037
Loans and leases held for investment (1)	1,033,359	1,008,076
Loans and leases held for sale (1)	455	–
Total loans and leases (1)	1,033,814	1,008,076
Allowance for losses on loans	13,678	13,387
Goodwill	7,935	7,456
Other intangible assets	3,556	4,650
Total intangible assets	11,491	12,106
Mortgage servicing rights	3,493	3,181
Purchased credit card relationships	–	–
Other real estate owned	1,018	744
Bank owned life insurance	13,216	12,701
Other assets	37,694	30,809
Total assets	1,262,771	1,211,267

BALANCE SHEET - LIABILITIES

Deposits	978,038	958,254
Borrowings	167,083	130,673
Other liabilities	4,396	5,812
Total liabilities	1,149,517	1,094,739
Redeemable preferred stock	–	–
Trust preferred securities	23,000	23,000
Minority interests	8	8
Other mezzanine level items	–	–
Total mezzanine level items	23,008	23,008
Total liabilities and mezzanine level items	1,172,525	1,117,747

BALANCE SHEET - EQUITY

Preferred equity
Common equity	90,246	93,520
MEMO ITEM: Net unrealized gain (loss) on securities	–	–
available for sale, net of tax	(1,817)	722
End of period shares outstanding (2)	5,379,756	5,715,931
Options outstanding	453,583	500,033
Treasury shares held by the Company	494,878	158,703

(1)   Data is net of unearned interest, gross of allowance for losses on loans
(2)   Excludes treasury shares

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 13, 2006 Press Release

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except share data)	2006	2005	2006	2005

SUPPLEMENTAL DETAIL (continued)

Repurchase plan announced?	No	Yes	Yes	Yes
Number of shares to be repurchased in plan(1)	N/A	290,000	278,000	290,000
Number of shares repurchased during the period(1)	175,200	136,651	249,655	136,651
Average price of shares repurchased(1)	$27.94	$27.82	$29.16	$27.82

INCOME STATEMENT

Interest income	19,647	17,090	38,618	32,867
Interest expense	10,127	7,104	19,407	13,195
Net interest income	9,520	9,986	19,211	19,672
Net interest income (fully-taxable equivalent)	9,888	10,314	19,962	20,218
Provision for losses on loans	1,073	4,709	1,273	5,459
Non-recurring expense:
Merger-related expenses	–	136	–	453
Trading account income	–	–	–	–
Foreign exchange income	–	–	–	–
Trust income	–	–	–	–
Commissions income	873	690	1,693	1,361
Service charges on deposits	1,358	1,118	2,565	1,960
Gain on sale of loans	333	224	542	542
Gain (loss) on investment securities transactions	(35)	227	104	370
Other non-interest income	978	745	1,890	1,310
Total non-interest income	3,507	3,004	6,794	5,543
Employee compensation and benefits	4,104	3,993	8,404	7,575
Occupancy and equipment expense	987	1,051	1,980	2,053
Foreclosed property expense	–	–	–	–
Amortization of intangibles	229	299	512	371
Other general, administrative and other expense	2,947	2,420	5,620	4,342
Total non-interest expenses	8,267	7,763	16,516	14,341
Net income before taxes	3,687	382	8,216	4,962
Federal income taxes	943	(94)	2,228	1,351
Federal new markets tax credit	(250)	(125)	(500)	(250)
Net income before extraordinary items	2,994	601	6,488	3,861
Extraordinary items	–	–	–	–
Net income	2,994	601	6,488	3,861

CHARGE-OFFS

Loan charge-offs	1,475	4,526	2,214	5,243
Recoveries on loans	373	618	966	800
Net loan charge-offs	1,102	3,908	1,248	4,443

AVERAGE BALANCE SHEET

Average loans and leases	1,034,614	1,010,752	1,032,165	970,101
Average other earning assets	151,785	135,173	148,194	119,596

(1)    There were 52,055 shares repurchased at an average price of $32.40 under the plan announced on May 26, 2005. These shares completed the plan, and a new plan was announced on February 21, 2006. There were 175,200 and 197,600 shares repurchased at an average price of $27.94 and $28.29 for the three and six months ended June 30, 2006 under the new plan.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 13, 2006 Press Release

	For the		At or For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except share data)	2006	2005	2006	2005

SUPPLEMENTAL DETAIL (continued)

AVERAGE BALANCE SHEET (continued)

Average total earning assets	1,186,399	1,145,925	1,180,359	1,089,697
Average total assets	1,253,840	1,205,321	1,246,153	1,142,554
Average non-interest bearing deposits	92,624	90,990	92,584	86,185
Average total time deposits	554,193	600,310	563,411	579,209
Average other interest-bearing deposits	335,037	271,450	322,825	242,990
Average total interest-bearing deposits	889,230	871,760	886,236	822,199
Average borrowings	175,142	145,442	170,071	141,396
Average interest-bearing liabilities	1,064,372	1,017,202	1,056,307	963,595
Average preferred equity	–	–	–	–
Average common equity	92,270	93,234	93,138	90,185

ASSET QUALITY AND OTHER DATA

Non-accrual loans			16,538	17,569
Renegotiated loans			–	–
Loans 90+ days past due and still accruing			1,979	206
Total non-performing loans			18,517	17,775
Other real estate owned			1,018	744
Total non-performing assets			19,535	18,519

ADDITIONAL DATA

1 - 4 family mortgage loans serviced for others			241,465	249,244
Proprietary mutual fund balances			–	–
Fair value of securities held to maturity			3,780	3,970
Full-time equivalent employees			438	412
Total number of full-service banking offices			36	34
Total number of bank and thrift subsidiaries			1	1
Total number of ATMs			41	39

LOANS RECEIVABLE

1 - 4 family residential			237,203	237,156
Home equity			43,385	42,959
Multi-family residential			41,789	32,261
Commercial real estate			391,000	368,288
Construction and land development			55,311	60,263
Commercial and other			152,494	162,753
Consumer			110,478	102,427
Credit cards			2,154	1,970

Loans receivable - gross			1,033,814	1,008,077
Unearned interest			–	(1)

Loans receivable - net of unearned interest			1,033,814	1,008,076
Allowance for losses on loans			(13,678)	(13,387)

Loans receivable - net (1)			1,020,136	994,689

(1)	Does not include mortgage servicing rights.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 13, 2006 Press Release

	For the		At or For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except share data)	2006	2005	2006	2005

SUPPLEMENTAL DETAIL (continued)

DEPOSITS

Transaction accounts
Non-interest bearing			96,365	90,313
Interest-bearing			76,938	83,328
Savings accounts			56,599	80,900
Money market deposit accounts			203,209	106,667
Other core interest-bearing			432,686	412,131

Total core deposit accounts			865,797	773,339
Non-core interest-bearing accounts			112,241	184,915

Total deposits			978,038	958,254

Yield/average earning assets (fully-taxable equivalent)	6.76%	6.10%	6.73%	6.18%
Cost/average earning assets	3.42%	2.49%	3.32%	2.44%

Net interest income (fully-taxable equivalent)	3.34%	3.61%	3.41%	3.74%

NEW MARKETS TAX CREDIT

Qualified equity investment in Oak Hill Banks Community Development Corp.	20,000	10,000

	Aggregate
	QEI	New Markets Tax Credit
Year	Amount	2006	2007	2008	2009	2010	2011

2004	10,000	500	600	600	600	600	–
2005	10,000	500	500	600	600	600	600

Totals	20,000	1,000	1,100	1,200	1,200	1,200	600